Connecticut Water Service, Inc.	NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Completes Acquisition
of The Avon Water Company

Clinton, Connecticut, July 5, 2017 — Connecticut Water Service, Inc. (NASDAQ: CTWS) (CTWS) announced today that it has completed the acquisition of The Avon Water Company (AWC). AWC serves approximately 4,800 water customers in the Connecticut communities of Avon, Farmington, and Simsbury.

According to Eric W. Thornburg, CTWS’s Chairman, President and Chief Executive Officer, AWC will operate as a subsidiary of CTWS, which is among the nation’s fastest growing water utility companies. He states, “Customers will benefit by being part of a larger, regional company, which has a size and presence that provides for operational efficiencies, purchasing power and other economies of scale.” Mr. Thornburg further states, “CTWS subsidiaries, including The Connecticut Water Company (Connecticut Water), The Heritage Village Water Company (Heritage Village Water), and The Maine Water Company (Maine Water) have long histories of delivering world-class satisfaction to customers and being good stewards of the natural resources entrusted to us and we are eager to demonstrate our commitment to AWC customers.”

Mr. Thornburg also noted that Bob Wesneski, president of AWC, will be staying on in a leadership role, ensuring continuity of AWC’s operations and strong relationships with local community leaders. He thanked Mr. Wesneski for his efforts that contributed to a smooth transition for customers and employees with the completion of this transaction. The Connecticut Public Utilities Regulatory Authority approved the acquisition on April 12, 2017, and the closing was effective on July 1, 2017.

AWC will retain its current name and office, and its experienced team of employees will continue to serve their local customers. The AWC merger will not affect the rates or service for customers of any of its sister companies at Connecticut Water, Heritage Village Water, and Maine Water. As part of CTWS, AWC will now be able to offer its customers a website, online bill payment, and timely emergency notification via phone and e-mail. Customers will receive information in the mail on these and other enhancements.

The transaction was completed through a stock-for-stock exchange where AWC shareholders received CTWS common stock valued at approximately $27.9 million, in a tax-free exchange, and a cash payment of $6.1 million for a total payment to shareholders of $34.0 million. The transaction reflects a total enterprise value of approximately $40.1 million, with the $34.0 million paid to shareholders and the assumption by CTWS of approximately $6.1 million of debt of AWC.

Since January 2012, CTWS has grown its customer base by more than 45%, or more than 44,000 customers, primarily through large acquisitions in Maine in 2012 and Heritage Village Water and Avon Water in Connecticut in 2017.

CTWS is one of the ten largest U.S.-based publicly-traded water utilities, and is listed on the NASDAQ Global Select Market under the ticker symbol CTWS. Including the AWC acquisition, CTWS, through its regulated utility subsidiaries in Connecticut and Maine, serves more than 134,000 water customers, or more than 425,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.

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News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
(860) 664-6016
dmeaney@ctwater.com

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